Contract for Management Service

This Contract for Management Services (this "Contract") is made as of June 17, 2004 in Tianjin, China by the following parties:

TIANJIN ZHONGJIN BIOLOGY DEVELOPMENT CO., LTD. (hereinafter referred to as the "Company"), an enterprise formed in accordance with Chinese Laws, with a registered address of No. 1801 Guangyiun Building, Youyibeilu, Hexi District, Tianjin, China.

GENEX PHARMACEUTICAL, INC., formerly known as KS E-MEDIA HOLDINGS, INC., a corporation formed pursuant to the laws of the State of Delaware, United States of America (hereinafter referred to as "Manager"), with a registered address of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, U.S.A.

Whereas, the Company is an enterprise engaged in the business of producing and distributing Reconstituted Bone Xenograft ("RBX") and matters related thereto.

Whereas, Manager is a corporation engaged in management, administration and operation of businesses such as that engaged in by the Company.

Whereas, the Company desires to engage Manager as the exclusive provider of all management, administrative, operation, strategic planning, training, consulting and similar business support services essential and necessary for the management, administration and operation of the Company (the "Management Services"), and Manager desires to accept such engagement.

Now, therefore, through friendly negotiation, in line with the principle of equality and mutual benefit, the parties agree as follows:

Article 1. Service

1-1   Both parties agree that Manager shall serve as the exclusive provider of all Management Services required in connection with the management, administration and operation of the Company, including:

(a) Providing administration services to the Company, including comprehensive business support, accounting and financial services, maintenance of business environment and office equipment, employee training and administration of all Company personnel related needs.

(b) Providing management support of daily operation of the Company, including production and distribution of RBX, the formulation and upgrading of the management systems, provision and implementation management policies, raw material procurement, equipment maintenance and repair and all other operational activities.

(c) Providing management consulting services to the Company, including developing strategies, direction and scheme planning, electric market investigation, formulation of long-range objectives, feasibility analysis and other strategic planning initiatives.

(d) All other Management Services agreed to between the parties.

1-2   The Company and Manager agree that during the term of this Contract, the parties may enter into additional specific service or support agreements that amend or supplement this Contract, in order to further detail the Management Services that will be provided by Manager to the Company, including identifying specific management, operational or administrative issues applicable to the Company, developing solutions for such issues and detailing how Manager will implement such solutions.

1-3   The Company agrees that, during the term of this Contract, Manager will be the exclusive provider of Management Service to the Company. The Company will not engage any third party to provide services similar to the Management Services. Notwithstanding the foregoing, in no event will this Contract restrain or restrict Manager from entering into similar agreements with or providing management or other services to any third party, including providing management or similar services to other power companies.

Article 2. Term of Service

2-1   The term of this Contract is fifty years, valid from the effective date of the Contract.

2-2   Except as specifically provided in Article 8, the term of this Contract may not be shortened, and this Contract may not be terminated prior to the end of the term, without the prior written consent of Manager.

2-3   The term of this Contract may be renewed and extended by Manager, in its sole and absolute discretion, and such renewal and extension shall be accepted by the Company unconditionally on the same terms as are then currently agreed to between the parties.

Article 3. Service Fee

3-1   The Company shall pay the following fees to Manager in consideration for Manager providing the Management Services according to this Contract.

(a) Base Annual Fees

The Company shall pay 1,000 yuan (RMB ) to Manager as a base annual fee for the Management Services. The basic annual fee shall be paid equally in four quarterly installments of 250 yuan (RMB ____) on or before each April 15th, July 15th, October 15th and January 15th. The first payment covering the period from 17 June 2004 until the end of the second calendar quarter of 2006, will be made on or before July 15, 2006.

(b) Floating Fees

In addition to the base annual fee mentioned in clause (a) above, the Company shall pay to Manager a floating service fee equal to the Company's gross revenues less its gross expenses for each payment period. This floating fee shall be determined on a quarterly basis and be paid within 15 days following each calendar quarter, concurrently with the base annual fee.

3-2   The floating fee will be determined by Manager as part of the Management Services provided to the Company. Concurrently with the payment of the base and floating fees, Manager will provide to the Company a reasonably detailed schedule setting forth the calculation of the Company's gross revenues and gross expense used in calculating the floating fee.

Article 4. General Obligations

4-1   The Company shall provide all information and support reasonably requested by Manager in connection with providing the Management Services.

4-2   The Company shall take any and all actions, and obtain any required consents that are necessary to approve or authorize this Contract and the payment of the base and floating fees on a timely basis.

4-3   The Company agrees that during the term of this Contract, it will not enter into a contract with any person or entity, other than Manager, for the provision of any management, administrative, operational or other services of a nature similar to the Management Services provided by the Manager under this Contract.

4-4   Manager shall provide all Management Services in a professional and workman like manner and use commercially reasonably efforts to include within the Management Services all services essential or necessary for management, administration and operation of the Company.

Article 5. Confidentiality

5-1    Except as required by law, each party (the "Receiving Party") shall keep strictly confidential all information that the other party (the "Disclosing Party") provides to Receiving Party under this Contract which is related to the Company's business and/or the Management Services and which is also not generally known to the public or otherwise required by law, rule or regulation to be disclosed (hereinafter referred to as "Confidential Information"). Except as required by law, without Disclosing Party's consent, the Receiving Party will not disclose any Confidential Information to any third parties, except to the extent necessary to provide the Management Services, and shall take appropriate measure to make sure any employee, agent or other person to whom such Confidential Information is disclosed keeps such Confidential Information strictly confidential in a manner consistent with this Article 5. This clause shall not prevent Receiving Party from revealing information known to Receiving Party prior to the disclosure of such information by Disclosing Party.

Article 6. Representations and Warranties

6-1    The Company represents and warrants to Manager as follows:

6-1-1 The Company is an organization that was established and exists legally according to Chinese law. The Company has the capacity and power to enter into this Contract and perform its obligations hereunder and has taken the necessary corporate actions to authorize the execution and performance of this Contract.

6-1-2  The individual signing this Contract on behalf of the Company has the irrevocable, legal, intact authorization of the Company to sign this Contract on its behalf.

6-1-3 The Company has obtained all required consents, approvals and permits of third parties and governmental agencies necessary to enter into this Contract and perform its obligations hereunder.

6-1-4  This Contract constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

6-2      Manager represents and warrants to the Company as follows:

6-2-1 Manager is an organization that was established and exists legally according to Delaware law. Manager has the capacity and power to enter into this Contract and perform its obligations hereunder and has taken the necessary corporate actions to authorize the execution and performance of this Contract.

6-2-2 The individual signing this Contract on behalf of Manager has the irrevocable, legal, intact authorization of Manager to sign this Contract on its behalf.

6-2-3 Manager has obtained all required consents, approvals and permits of third parties and governmental agencies necessary to enter into this Contract and perform its obligations hereunder.

6-2-4 This Contract constitutes the legal, valid and binding agreement of Manager, enforceable against Manager in accordance with its terms.

6-3     If either party's representations or warranties are untrue, and as a result, the validity or effectiveness of this Contract is challenged, such party shall compensate the other party for any loss caused thereby.

Article 7. Liability for Breach of Contract

7-1   If the Company has not paid the service charge to Manager on schedule, for each overdue day, it shall pay penalties to Manager at 2.1/10000 (0.021%) of the overdue payment. If any payment is more than 30 overdue days, Manager shall have the right to cancel the Contract.

Article 8. Termination of Contract

8-1 This Contract may be amended or terminated with the mutual written consent of the parties.

8-2 If Manager desires to terminate this Contract pursuant to Article 7 above, Manager shall notify the Company of such termination in writing and such termination shall be effective from the time of delivery.

8-3 The termination of this Contract shall not relieve any party who has breached this Contract from liability resulting from such breach.

Article 9. Force Majeure

9-1   Neither party shall be deemed to be in default on account of delays or failures in performing its obligations hereunder due to any of the following causes: Acts of God or public enemies, civil war, insurrections or riots, fires, floods, explosions, earthquakes, epidemics or quarantine restrictions, any act of government, governmental priorities, or due to any other cause to the extent it is out of such party's control. If a party's performance is impacted by a force majeure event, such party shall use commercially reasonably efforts to reduce the impact of such event in a prompt and professional manner.

Article 10. Notification and Service

10-1 Any notice, agreement, contract or other communication according to this Contract or sent out or related to this Contract shall be in written form, and sent to the following addresses or numbers, or other addresses or the numbers provided by the parties.

Company:
Address: 1801 Guangyium Building, Youyibeilu, Hexi District, Tianjin, China

Manager: 1801 Guangyium Building, Youyibeilu,
Address: Hexi District, Tianjin, China

10-2 Any such notice shall be effective upon receipt. Each party may change the applicable address for such communications and notices by giving notice thereof to the other party as provided herein.

Article 11. Resolution of Disputes

11-1 Both parties shall attempt to solve any disputes arising hereunder through good faith private negotiations. In the event such negotiations do not resolve such dispute within 30 days following the commencement of such negotiations, either party can submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then applicable arbitration rules.

Article 12. Contract's Effectiveness and Miscellaneous

12-1 The parties agree that this Contract is the complete and exclusive statement of the agreement between the parties, effective as of 17 June 2004 and which supersedes all prior agreements, proposals, or understanding, oral or written, and all other communications between the parties relating to the subject matter of this Contract. This Contract can only be amended or modified by a written agreement designated as an amendment hereto duly signed by persons authorized to sign agreements on behalf of the parties. Any revision or complementary agreements must be made in written form.

12-2 Unless otherwise stipulated in this Contract, the "day" in this Contract refers to "Calendar day" and "working day" refers to normal business day of Commercial Bank of China.

12-3 Without the consent of Manager, the Company may not assign any of its rights or obligations hereunder to any third party. Manager may assign any or all of its rights or obligations hereunder to any third party without the consent of the Company.

12-3 This Contract is made in quadruplicate and each Party shall hold two copies. This Contract shall be deemed to have come into force and effect as of 17 June 2004.

TIANJIN ZHONGJIN BIOLOGY DEVELOPMENT CO., LTD.

Signature of Representative: s/ Song Deshun

19 May 2006

GENEX PHARMACEUTICAL, INC.

Signature of Representative: s/ Song Fuzhi

19 May 2006